UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2026

LUCID DIAGNOSTICS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-40901	82-5488042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Madison Avenue, 25th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 813-1828

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LUCD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On October 21, 2026, the Company entered into subscription agreements (each, a “Series C Subscription Agreement”) with certain accredited investors (collectively, the “Series C Investors”), which agreements provided for the sale to the Series C Investors of 15,000 shares of the Company’s newly designated Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), at a purchase price of $1,000 per share (collectively, the “Series C Offering”). The closing of the transactions occurred on the same day. The aggregate gross proceeds to the Company of the Series C Offering were approximately $15.0 million.

On the date of the closing (the “Effective Date”), the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of the Series C Preferred Stock (the “Series C Certificate of Designation”), which sets forth the resolutions of the Company’s board of directors designating 15,000 shares of Series C Preferred Stock and fixing its terms.

The key terms of the Series C Preferred Stock are as follows:

Conversion. Each share of Series C Preferred Stock is convertible at the option of the holder, subject to the beneficial ownership and primary market limitations described below, into such number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as is equal to the number of shares of Series C Preferred Stock to be converted, multiplied by the stated value of $1,000 (as the same may be increased from time to time as more fully described below, the “Stated Value”), divided by the conversion price in effect at the time of the conversion. The initial conversion price will be $0.3519 (which is equal to the Minimum Price as defined in Listing Rule 5635(d) of The Nasdaq Stock Market LLC (“Nasdaq”)), subject to adjustment in the event of stock splits, stock dividends, and similar transactions. In addition, the Series C Preferred Stock will convert into shares of Common Stock upon written notice from the Company, subject to the beneficial ownership and primary market limitations described below, (i) upon the consummation of certain fundamental transactions, or (ii) at the election of the Company (A) at any time after the twenty-four month anniversary of the issuance of such shares of Series C Preferred Stock, upon written notice given to the holders of such shares, if the VWAP of the Common Stock has been at least $5.00 per share (subject to adjustment in the event of stock splits, stock dividends, and similar transactions) on 20 out of 30 consecutive trading days, or (B) at any time after March 31, 2030, upon written notice given to the holders of such shares, if the VWAP of the Common Stock is greater than the then-current conversion price.

Rank. The Series C Preferred Stock will be senior to the Common Stock and any other class of the Company’s capital stock that is not by its terms senior to or pari passu with the Series C Preferred Stock.

Dividends. The holders of Series C Preferred Stock will be entitled to dividends at a rate of 20% per annum, payable in equal quarterly installments on the last day of each calendar quarter from December 31, 2026 to March 31, 2030. Dividends shall be paid in shares of Common Stock, valued at the initial conversion price (the number of dividend shares each quarter being fixed at 5% of the shares issuable upon conversion of the original stated value at the original conversion price). For each dividend payable after April 1, 2027, if the market value of the dividend shares at the time of issuance (based on the average VWAP of the Common Stock during the five days preceding the dividend payment date) is less than the number of dividend shares multiplied by the initial conversion price, the shortfall shall be paid by adding such amount to the stated value of the Series C Preferred Stock (or, at the Company’s election and only if permitted under the terms of the Company’s senior indebtedness, by paying such amount in cash). A holder that converts its Series C Preferred Stock prior to any dividend payment date will not receive any dividend that would have accrued after such date with respect to such converted Series C Preferred Stock. In addition, the dividends will be accelerated and paid (to the extent not previously paid) upon the consummation of certain fundamental transactions. The holders of the Series C Preferred Stock also will be entitled to dividends equal, on an as-if-converted to shares of Common Stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (or any Deemed Liquidation Event as defined in the Series C Certificate of Designation), the holders of shares of Series C Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) 300% of the Stated Value, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock immediately prior to such event.

Voting. On any matter to be acted upon or considered by the stockholders of the Company, each holder shall be entitled to vote, together with the holders of the Common Stock, as a single class, on an “as converted” basis (after applying the beneficial ownership and primary market limitations described below).

Restrictive Covenants. Under the terms of the Series C Preferred Stock, the Company will be subject to certain customary restrictive covenants regarding the incurrence of indebtedness, and the issuance of Common Stock (or securities convertible into Common Stock) at a price per share less than the then-current conversion price.

Director Designation Right. So long as 25% of the original Series C Preferred remains outstanding and not converted, the holders of a majority-in-interest of the Series C Preferred Stock will have the collective right to designate one individual to be appointed to the Company’s board of directors, subject to certain limitations and subject to the policies and procedures of the Company’s nominating and corporate governance committee.

Beneficial Ownership Limitation. The Company will not effect any conversion of the Series C Preferred Stock, and a holder will not have the right to receive dividends or convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the receipt of dividends or the conversion, the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the Company’s outstanding Common Stock.

Primary Market Limitation. Unless the approval of the Company’s stockholders is not required by the applicable rules of Nasdaq for issuances of Common Stock in excess of 19.99% of the outstanding Common Stock as of October 21, 2026 (or, if earlier, the date of the definitive agreement for any transaction aggregated with the sale of the Series C Preferred Stock) (the “Market Limit”), or unless the Company has obtained such approval, the Company shall not effect any conversion of the Series C Preferred Stock, including, without limitation, any automatic conversion, and a holder shall not have the right to receive dividends on or convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the receipt of Common Stock in connection with such dividends or conversion, the holder would have received in excess of its pro rata share of the Market Limit.

Existing Notes. As a result of the issuance of the Series C Preferred Stock with a conversion price below the current conversion price under the Company’s 12.0% senior secured convertible notes due 2029 (the “Existing Notes”), the conversion price under the Existing Notes shall be reduced to $0.3519, the conversion price of the Series C Preferred Stock. In addition, Series C Investors that are also holders of the Existing Notes acknowledged that the concerns underlying the event described in Section 7(l) of the Existing Notes had been addressed as a result of the Company’s receipt of payment in respect of Medicare claims submitted to Novitas Solutions, Inc., a Medicare Administrative Contractor designated by the Centers for Medicare & Medicaid Services to process Medicare claims, which oversees the jurisdiction in which the Company’s laboratory in Irving, Texas is located.

Registration Rights. The Company and the Series C Investors also executed a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement covering the resale of the shares of Common Stock issuable pursuant to the Series C Preferred Stock.

The offer and sale of the shares of the Series C Preferred Stock, and the shares of Common Stock issuable upon conversion of, and in payment of dividends on, the Series C Preferred Stock, are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities.

The securities have not been registered under the Securities Act and may not be offered or sold in United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The forgoing description of the Series C Certificate of Designation and the Registration Rights Agreement is qualified in its entirety by reference to the full text of the forms of such documents, copies of which are filed as Exhibit 3.1 and 10.1, respectively, to this Current Report on Form 8-K.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 3.02 and Item 5.03 is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.02 is incorporated herein by reference. Pursuant to Delaware law, the filing of the Series C Certificate of Designation had the effect of amending the Company’s certificate of incorporation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
3.1	Form of Certificate of Designations of Preferences, Rights and Limitations of Series C Preferred Stock.
10.1	Form of Registration Rights Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2026	LUCID DIAGNOSTICS INC.

	By:	/s/ Dennis McGrath
Dennis McGrath
Chief Financial Officer